Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Radisys Corporation:

We consent to the use of our reports dated March 15, 2011 with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Our report states the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) (codified in FASB ASC Topic 470, Debt with Conversions and Other Options) effective as of January 1, 2009 and retrospectively adjusted its accounting for its consolidated financial statements for the year ended December 31, 2008 presented therein.

/s/ KPMG LLP
Portland, Oregon
May 3, 2011